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                                                               Exhibit No. 99.1


FOR IMMEDIATE RELEASE              Contact:
March 8, 2001                      Geoff Kreiger +1-512-339-2922
                                   Geoff Kreiger@dtm-corp.com



                DTM Adds Paul W. Murrill to Board of Directors

AUSTIN, Texas, March 8 /PRNewswire/ -- DTM Corporation (Nasdaq: DTMC - news)
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announced today that it has added Paul W. Murrill, Ph.D. to its Board of
Directors effective immediately. Dr. Murrill's professional background includes an executive research position with Ethyl Corporation and top executive positions with Gulf States Utilities Company, Louisiana State University, and FMOL Health Systems. He is also a former advisor to the U.S. Department of Energy's Oak Ridge National Laboratory in Oak Ridge, TN, USA and has more than 200 board-years of experience with Board of Director positions at for-profit public corporations. (www.dtm-corp.com)
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"DTM is fortunate to have an individual of Dr. Murrill's stature and experience serving on its board. Through his educational background and service with companies that are basic manufacturers of polymers, Dr. Murrill brings to DTM knowledge and expertise about many of the products that serve as building blocks for our selective laser sintering materials. Since these are significant elements of DTM's business, this knowledge combined with his extensive board experience with other public companies will be tremendous assets to DTM's Board and management team," says John S. Murchison, III, President and Chief
Executive Officer of DTM.

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Murrill currently is an Adjunct Professor of Chemical Engineering at Louisiana
State University; a member of the Advisory Board for the Louisiana Sea Grant Program; and Consulting Editor for the Instrument Society of America (ISA). In addition, Murrill sits on corporate boards for Entergy Corporation (a $22.9 billion public utility holding company), Tidewater, Inc. (a $1.0 billion oil service company), ChemFirst, Inc. (a $300 million specialty chemical company), and Howell Corporation (a $461 million diversified energy company).

More About DTM Corporation

DTM develops, manufactures, and markets advanced rapid prototyping and manufacturing systems, including the Sinterstation 2500plus. A growing number of manufacturers and service bureaus worldwide use these systems to rapidly create three-dimensional prototypes, parts, molds, tooling, and casting patterns. All Sinterstation systems utilize a process called SLS selective laser sintering to create 3-D objects from Computer Aided Design (CAD) data. The Sinterstation creates the part in a matter of hours using a CO2 laser to fuse together layers of powdered plastic, metal, or ceramic powders. The results are durable 3-D parts produced in a fraction of the time it would typically take using other traditional methods.

Unlike competing technologies and systems used primarily to create visualization models, DTM's systems address industry's growing need for rapidly produced, durable, testable prototypes and end-use parts.

Among the companies currently using Sinterstations are manufacturers such as BMW, Boeing, Pitney Bowes, Rockwell International, Volvo Penta, and others. In addition, numerous service bureaus throughout the world include Sinterstation systems in their offerings to companies with only an occasional need for rapidly produced functional prototypes and parts. Parts and prototypes made on

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Sinterstation systems also are used in non-industrial settings, such as science and medicine. For more information on DTM systems, customers, and applications, go to http://www.dtm-corp.com.

Forward-Looking Statement and Safe Harbor Disclaimer

This release contains forward-looking statements that involve risks and uncertainties, which may cause the Company's actual results to differ materially and adversely. Many of such factors are detailed in the Company's filings with the Securities and Exchange Commission.

Sinterstation(R), and SLS(R) are registered trademarks and DuraForm is a trademark of DTM Corporation.


For more information

Contact DTM Corporation, 1611 Headway Circle, Building 2, Austin, TX, USA 78754; phone +1-512-339-2922; fax +1-512-832-6753; web site: http://www.dtm-corp.com;
email marketing@dtm-corp.com.

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